Exhibit 10.21

September 29, 2015

Rachel Stahler

926 Coolidge Street

Westfield, NJ 07090

Dear Rachel:

It is with a great deal of pleasure that I write to confirm the details of your promotion within inVentiv Health, Inc. (“inVentiv Health”, or the “Company”). Effective September 1, 2015, your new business title will be Chief Information Officer, inVentiv Health, Inc. and you will report directly to me.

Your new annual salary will be $400,000, payable in accordance with the Company’s regular payroll practices and subject to all applicable taxes and withholdings.

Additionally,

inVentiv Annual Bonus Program

You will be eligible to participate in the Company’s annual bonus program. Your target is 50% of your annual salary. Payments under the bonus program are discretionary and are based on various business-related factors, including achievement against Company and individual objectives. We anticipate that payment of any annual bonus will be made in the first quarter of the following calendar year, but the timing of any annual bonus payout, if any, shall be made in the Company’s sole discretion. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to amend, modify and/or terminate the bonus program and other incentive compensation programs at its discretion, subject to all applicable laws and regulations.

Equity Incentive Plan

Subject to the approval of the Compensation Committee of the Board of Directors of inVentiv Group Holdings, Inc., you will receive a grant of 4,000 stock options to purchase the common stock at an Exercise Price determined according to the grant date. The parameters of the stock option award are as follows:

(a)	35% of award will be time-based options, vesting in 20% increments over 5 years, subject to your continued employment at the vesting date; and
(b)	65% of the award will be performance-based options, vesting in 20% increments for achieving certain rolling twelve-month EBITDA targets.

Nothing in this letter changes the at-will nature of your employment, as outlined in your original offer letter with the Company. The provisions of your benefits such as medical, insurance, vacation, and 401(k) will remain the same.

inVentiv Health has made significant progress due to the individual and collective efforts of all of our employees. Thank you for your contributions towards this endeavor. We are looking forward to tapping into your creativity and enthusiasm as we continue to move forward.

Sincerely,

/s/ Michael A. Bell
Michael A. Bell
Chairman and Chief Executive Officer
inVentiv Health, Inc.